 Exhibit 5.1

Holland & Knight

515 E. Las Olas Boulevard, Suite 1200, Fort Lauderdale, FL 33301.  T 954.525.1000   F 954.463.2030

Holland & Knight LLP    www.hklaw.com

October 4, 2013

Environmental Solutions Worldwide, Inc.

200 Progress Drive

Montgomeryville, PA 18936

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed by Environmental Solutions Worldwide, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 20,000  shares (the “Shares”) of authorized common stock, $0.001 par value per share (the “Common Stock”), of the Company, which may be issued by the Company to participants in the Environmental Solutions Worldwide, Inc. 2013 Stock Plan (the “Plan”).

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect, (iii) the By-laws of the Company, as amended to date and currently in effect, (iv) the Plan, (v) the resolutions of the Board of Directors of the Company in connection with the Registration Statement, (vi) the resolutions of the Board of Directors of the Company in connection with the approval of the Plan, and (vii) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. We also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, and having regard for such legal considerations that we deem relevant, it is our opinion that the Shares that will be issued pursuant to the Plan have been duly authorized, and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Shares are issued in accordance with the Plan, and (iii) the requisite consideration for such issuance has been received by the Company, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion speaks only as of its date.  We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Holland & Knight LLP